Exhibit 99.1

POPULAR, INC.

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular Agrees to Settle Securities Class Action Lawsuits

SAN JUAN, Puerto Rico, Thursday, January 27, 2011- Popular, Inc. (Nasdaq: BPOP) announced today that it and the other named defendants have entered into two memoranda of understanding in connection with the settlement of five putative securities class actions filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part. The five class actions were previously consolidated into two separate actions: a securities class action captioned Hoff v. Popular, Inc., et al. and an Employee Retirement Income Security Act (ERISA) class action entitled In re Popular, Inc. ERISA Litigation.

Under the terms of the first memorandum of understanding, which related to the consolidated securities class action, subject to certain customary conditions, including court approval of a final settlement agreement, in consideration for the full settlement and release of all defendants, the amount of $37.5 million will be paid by or on behalf of the defendants (of which management expects approximately $30 million will be covered by insurance). The parties intend to file a stipulation of settlement and joint motion for preliminary approval within 45 days of the execution of the memorandum of understanding.

Under the terms of the second memorandum of understanding, which related to the ERISA class action, subject to certain customary conditions, including court approval of a final settlement agreement, in consideration for the full settlement and release of all defendants, the amount of $8.2 million will be paid by or on behalf of the defendants (all of which management expects will be covered by insurance). The parties intend to file a joint request to approve the settlement.

Popular does not expect to record any material gain or loss as a result of the settlements. Popular made no admission of liability in connection with either settlement.

At this point, the settlement agreements are not final and are subject to a number of future events, including approval of the settlements by the relevant courts. There can be no assurances that the settlements will be finalized or as to the timing of the payments described above.

Two separate derivative claims filed in the United States District Court for the District of Puerto Rico and the Puerto Rico Court of First Instance, San Juan Part making claims similar to those made in the settled cases were not included in the settlements. In addition, the Corporation is aware that a suit asserting similar claims on behalf of certain individual shareholders under the federal securities laws was filed on January 18, 2011, but the defendants have not yet been served.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.